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                                                                EXHIBIT 10.9(c)

                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT ("Agreement"), dated this 21st day of April, 1994, is between LARIZZA INDUSTRIES, INC., an Ohio corporation (the "Company"), and RONALD T. LARIZZA ("Employee").

                                R E C I T A L S

       A. Company has successfully substantially completed the operational restructuring which it has been undergoing and has successfully completed a financial restructuring. Company has had net income in two straight years, including record earnings in 1993.

       B. Company is at a critical stage as it attempts to build its business in a difficult automotive supplier market and to remain profitable.

       C. Employee is one of the founders of Company and is currently its President and Chief Executive Officer; Company is substantially dependent on Employee's services, and the loss of these services could have a material adverse effect on Company, especially at this critical stage of its development.

       D. In light of the foregoing, Company and Employee desire to enter into an employment agreement on the terms and conditions set forth below.

        THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, Company and Employee hereby agree as follows:

       1.   Employment.

       During the term of this Agreement (as defined in Sections 2 and 4), Company shall employ Employee, and the Employee hereby accepts such employment by Company, on a full-time basis, in accordance with the terms and conditions set forth in this Agreement.

            a. Position and Duties. Employee shall serve as President and Chief Executive Officer of Company. Employee shall perform all duties, services and responsibilities and have such authority and powers for, and on behalf of, Company as are customary and appropriate for such position and as are established from time to time by, or in accordance with procedures established by, Company's Board of Directors. Such authority and powers shall include the right to offer employment to, and terminate the employment of, all executive personnel, all subject to the Code of Regulations of Company. Employee shall be accountable to, and shall only report to, Company's Board of Directors in connection with the performance of all his duties, services and responsibilities and the exercise of his authority and power under this Agreement.

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            b.  Performance.  Employee shall perform the duties called for under this Agreement to the best of his ability and shall devote all of his business time, energies, efforts and skill to such duties during the term of his employment and shall not seek or accept employment with any other employer or business or engage in any other business of any nature whatsoever, in any capacity whatsoever, unless approved in writing in advance by the Board of Directors of Company and unless Employee engages in such activity as of the date of this Agreement. Employee shall be based in the Troy, Michigan area and perform his duties in the State of Michigan except for travel incidental to the performance of his duties under this Agreement.

       2.   Term.

       The term of Employee's employment under this Agreement shall begin as of May 1, 1994 and shall continue for an initial term of five years, which term shall be automatically continuously renewed such that the term of Employee's employment under this Agreement shall always be five years; provided that the term of Employee's employment under this Agreement may be terminated pursuant to Section 4.

       3.   Compensation, Expenses and Benefits.

       As full compensation for Employee's performance of his duties pursuant to this Agreement, Company shall pay Employee during the term of this Agreement, and Employee shall accept as full payment for such performance, the following amounts and benefits:

            a. Salary. As salary for Employee's services to be rendered under this Agreement, Company shall pay Employee an annual salary of Five Hundred Thousand ($500,000) dollars. Employee's salary shall be increased effective January 1, 1995 and on each January 1 during the term of this Agreement by the greater of (i) five percent (pro rated for the first year); or (ii) an amount determined by Company's Board of Directors or its Compensation Committee. Such salary shall be paid in accordance with the Company's normal payroll procedures for executive officers.

           b. Bonus. Company shall pay Employee a bonus in an amount equal to the greater of (i) one percent of the Company's consolidated operating income, determined in accordance with generally accepted accounting principles, for each fiscal year that is at least partially during the term of this Agreement or (ii) the amount determined by Company's Board of Directors or its Compensation Committee. Such bonus shall be paid within 90 days after the end of such fiscal year. The Board of Directors of Company or its Compensation Committee shall review Employee's salary and bonus at least once each year to determine the amount, if any, of Employee's salary increase and discretionary bonus.





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            c.  Business Expenses.  The Company shall pay or reimburse
       Employee for all reasonable, ordinary and necessary travel, entertainment, meal, lodging and other out-of-pocket expenses incurred by Employee in connection with Company's business, for which Employee submits appropriate receipts.

            d. Benefits. Employee shall be eligible to participate in all fringe benefits, if any, including insurance and other employee benefit plans, applicable to other similar executive officers of Company, when and if adopted and made available during the term of this Agreement to employees with similar periods of service, subject to any eligibility or other requirements for participating in such fringe benefits and to the actual existence of the respective plans.

            e. Vacation. Employee shall be entitled to such vacation time as is applicable to other similar executive officers of Company.

            f. Nomination to Board. The Company shall nominate, recommend and otherwise support, as may be necessary, Employee for election to Company's Board of Directors, and shall oppose any proposal to remove Employee as a director of Company, at each shareholders' meeting at which, and by each consent pursuant to which, directors are elected or proposed to be removed during the term of Employee's employment under this Agreement and during any period the obligations under this Section 3.f. continue pursuant to Section 5.c.

            g. Indemnification. The Company shall, to the fullest extent authorized or permitted by the Ohio General Corporation Law, defend, indemnify and hold Employee, his heirs, executors, administrators and other legal representatives, harmless from and against any and all claims, suits, debts, causes of action, proceedings or other actions, at law or in equity, which any person or entity may have had, has or may in the future have with respect to Employee's service to Company as an officer, director, employee or agent.

        4.   Termination.

            a. Death. Employee's employment under this Agreement shall terminate immediately upon Employee's death.

            b. Disability. Employee's employment under this Agreement shall terminate, at Company's option, immediately upon notice to Employee given after Employee's "total disability". "Total disability" shall mean (A)(i) if Employee is provided with disability insurance pursuant to Section 3.d., disability entitling him to disability benefits, after the passage of time, as provided in such insurance policy, or (ii) otherwise, an inability, as a result of a physical or mental incapacity, disability, or illness, as determined by a doctor chosen by the Company, a doctor chosen by Employee and, if necessary, a doctor mutually chosen by such doctors, of Employee to perform at least one of his material





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       duties under this Agreement, all (B) for a period of at least six months. Employee shall continue to receive compensation pursuant to
       Section 3 during the period before termination of Employee's employment pursuant to this Section 4.b., less any disability benefits Employee receives with respect to such period.

            c. By Notice. Company and Employee shall each have the right, upon written notice to the other, to terminate Employee's employment under this Agreement. Such termination shall be effective thirty (30) days after receipt of such notice.

       5.   Effects of Termination.

            a. If Employee's employment under this Agreement is terminated by Employee pursuant to Section 4.c. other than as a result of the Company's failure to comply with any term or provision of this Agreement ("Good Reason"), Company's obligations under this Agreement, including obligations under Section 3, shall end except for Company's obligation to (i) reimburse Employee (or his estate) for all out-of-pocket expenses incurred and unpaid pursuant to Section 3.c. and all vacation leave and other benefits actually due pursuant to Sections 3.d. and 3.e., accrued and unpaid through the date of termination, and (ii) pay to Employee (or his estate) any salary and bonus compensation, pursuant to Sections 3.a. and 3.b., actually earned, accrued and unpaid through the date of termination.

            b. Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties, if Employee's employment under this Agreement is terminated pursuant to Section 4.a. or 4.b., in addition to providing the benefits described in Section 5.a., Company shall (i) continue to provide Employee with the benefits described in
       Section 3.d. after such termination until five years after such termination, and (ii) pay and/or provide to Employee (or his estate), as severance compensation, an amount equal to the lesser of (A) five times the annual salary being paid to Employee pursuant to Section 3.a. at the time of termination, or (B) $1.00 less than three times Employee's average annual salary and bonus over the five years before such termination, all paid as if termination of Employee's employment under this Agreement pursuant to Section 4.a. or 4.b. had not occurred. Company shall provide Employee (or his estate) with the option, exercisable by Employee (or his estate) within thirty (30) days of receipt of notice of such option given to Employee (or his estate) by Company on or after the effective date of termination of Employee's employment, to receive immediately the present value (discounted at seven percent a year) of the payments required by this Section 5.b. in lieu of such payments.





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            c.  Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties, if Employee's employment under this Agreement is terminated by Company pursuant to Section 4.c. or by Employee as a result of the Company's failure to comply with any term or provision of this Agreement ("Good Reason") pursuant to Section 4.c., in addition to providing the benefits described in Section 5.a., Company shall (i) continue to provide Employee with the benefits described in
       Section 3.f. after such termination until five years after such termination, and (ii) pay and/or provide to Employee, as severance compensation, an amount equal to $1.00 less than three times Employee's average annual salary and bonus over the five years before such termination, all paid as if termination of Employee's employment under this Agreement pursuant to Section 4.c. had not occurred. Company shall provide Employee with the option, exercisable by Employee within thirty
       (30) days of receipt of notice of such option given to Employee by Company on or after the effective date of termination of Employee's employment, to receive immediately the present value (discounted at seven percent a year) of the payments required by this Section 5.c. in lieu of such payments.

            d. Termination of Employee's employment under this Agreement shall not affect either party's rights and obligations under Sections 3 (subject to the limitations set forth in Sections 5.a., b. and c.), 3.g., 5, 6, 7 and 8, and such rights and obligations shall continue and survive the termination of Employee's employment and this Agreement, for any reason, notwithstanding any breach of this Agreement by Employee or by Company.

       6.   Return of Documents.

        Upon termination of Employee's employment with Company for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, diaries, records, notebooks, and similar repositories of or containing confidential or proprietary information of Company, including all copies thereof, then in Employee's possession or control, whether prepared by Employee or others, shall be left with, or forthwith returned by Employee to, Company.

        7.   Company's Remedies.

        Employee acknowledges and agrees that the covenants and undertakings contained in Sections 1.b. and 6 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of such Sections will cause irreparable injury to Company, the amount of which will be difficult, if not impossible, to estimate or determine and which cannot be adequately compensated. Therefore, Employee agrees that Company, in addition to any other available remedies under applicable law, shall be entitled, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Employee and such other persons as the court shall order.





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        8.   Employee's Remedies.

        Employee's remedies against Company for breach of this Agreement and/or wrongful termination of his employment are to collect of all compensation due him as provided in Sections 3 and 5 and to pursue and obtain any other remedies available to Employee at law or in equity.

        9.   Assignment.

        Company shall not be required to make any payment under this Agreement to any assignee or creditor of Employee, other than to Employee's legal representative on death. Employee obligations under this Agreement are personal and may not be assigned, delegated or transferred in any manner and any attempt to do so shall be void. Employee, or his legal representative, shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right of Employee under this Agreement. The Company may assign this Agreement without Employee's consent to any successor to Company's business. This Agreement shall be binding upon, and shall inure to the benefit of, Company, Employee and their permitted successors and assigns.

        10.  Company's Obligations Unfunded.

        Except for any benefits under any benefit plan of Company that are required by law or by express agreement to be funded, it is understood that Company's obligations under this Agreement are not funded, and it is agreed that Company shall not be required to set aside or escrow any monies in advance of the due date of the payment of such monies to Employee.

        11. Limitation on Payments. Notwithstanding any other term or provision of this Agreement to the contrary, in no event shall Employee be entitled to receive in any one year any payment, including any payment pursuant to Section 3 or 5, which would exceed the maximum payments which would be deductible by the Company for federal income tax purposes, including pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision. Any excess not paid to Employee pursuant to this Section 11 shall be paid in the first subsequent year in which such payments are deductible by the Company.

        12.  Notices.

             a. To Employee. Any notice to be given under this Agreement by Company to Employee shall be deemed to be given if delivered to Employee in person or three business days after mailed to him by certified or registered mail, postage prepaid, return receipt requested to:

                                 Ronald T. Larizza
                                 201 West Big Beaver Road, Suite 1040
                                 Troy, MI  48084





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       or at such other address as Employee shall have advised Company in writing.

            b. To the Company. Any notice to be given by Employee to Company shall be deemed to be given three (3) business days after mailed by certified or registered mail, postage prepaid, return receipt requested to:

                               Larizza Industries, Inc.
                               201 West Big Beaver Road, Suite 1040
                               Troy, MI  48084

            with a copy to:    Patrick T. Duerr, Esq.
                               Honigman Miller Schwartz and Cohn
                               2290 First National Building
                               Detroit, MI  48226-3583

       or at such other address as Company shall have advised Employee in writing.

       13.     Amendments.

       This Agreement shall not be amended, in whole or in part, except by an agreement in writing signed by Company and Employee.

       14.     Entire Agreement.

       This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and all prior agreements or understandings, oral or written, are merged in this Agreement and are of no further force or effect. The parties acknowledge that they are not relying on any representations, express or implied, oral or written, except for those stated in this Agreement.

       15.     Captions.

       The captions of this Agreement are included for convenience only and shall not affect the construction of any provision of this Agreement.

       16.     Governing Law and Forum.

       This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Michigan, except for any provisions of Michigan law which direct the application of other states' laws. Each party consents to





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be subject to personal jurisdiction of the courts of Michigan, and any lawsuit or other court action or proceeding relating to, or arising out of, this Agreement or Employee's employment with Company shall be instituted only in the state or federal court of proper jurisdiction in the State of Michigan.

       17.     Severability.

       All provisions agreements, and covenants contained in this Agreement are severable, and in the event any of them shall be held to be illegal, void or invalid by any competent court or under any applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain binding in accordance with their terms.

       18.     No Waiver.

       No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

       IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the date and year set forth in the introductory paragraph of this Agreement.

                            LARIZZA INDUSTRIES, INC.


                            By  /s/ TERENCE C. SEIKEL

                                Its  Chief Financial Officer


                                /s/ RONALD T. LARIZZA
                            Ronald T. Larizza





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